UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2024

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

		TN		62-1120025
(State or other jurisdiction of incorporation)				(I.R.S. Employer Identification No.)
1915 Snapps Ferry Road	Building N	Greeneville	TN	37745
(Address of principal executive offices)				(Zip Code)

000-22490
(Commission File Number)
Registrant’s telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer and Appointment of Interim Chief Financial Officer

On May 20, 2024, the Board of Directors (the “Board”) of Forward Air Corporation (the “Company”) announced the appointment of Jamie G. Pierson as interim Chief Financial Officer, effective May 20, 2024 (the “Effective Date”). Mr. Pierson succeeds Rebecca Garbrick, who is departing the Company. Ms. Garbrick will remain with the Company to assist with the transition.

The Company has initiated a search for a Chief Financial Officer with the assistance of an executive search firm.

Biographical Background

Mr. Pierson, age 54, previously served as the Chief Financial Officer for MV Transportation, a privately-owned passenger transportation contracting services ﬁrm in North America, from September 2022 until January 2024. Prior to joining MV Transportation, Mr. Pierson served as Chief Financial Officer of Ecobat Technologies, a battery recycler, from July 2021 until September 2022. Mr. Pierson served as a board member and Chief Financial Officer from December 2019 until November 2020 of YRC Worldwide, Inc. (OTC: YELLQ), a less-than-truckload network with a freight brokerage and carrier direct transportation management system. From June 2019 until December 2019, Mr. Pierson served as Interim Chief Financial Officer of Horizon Global, a designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America, Europe and Africa, that went private in February 2023. Mr. Pierson also served as Chief Financial Officer of PrimeSource Building Products, Inc., a privately-held distributor of building products, from December 2016 until May 2019. From November 2011 to December 2016, Mr. Pierson served as Chief Financial Officer of YRC Worldwide, Inc. Mr. Pierson earned a Bachelor's degree in Business Administration, with a concentration in Finance and Accounting from the University of Texas, and a Master's degree in Business Administration, with a concentration in Finance and Entrepreneurship, also from the University of Texas.

Mr. Pierson does not have any material interest in any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. There is no understanding or arrangement between Mr. Pierson and any other person or persons with respect to her appointment and there are no family relationships between Mr. Pierson and any other director or executive officer or person nominated or chosen by the Company to become a director or executive officer.

Compensation Arrangements

Mr. Pierson’s consulting agreement with the Company, dated May 20, 2024 (the “Consulting Agreement”), provides that (among other things and subject to certain terms and conditions), Mr. Pierson will receive payment of $78,000 per month, commencing on the Effective Date through, unless earlier terminated, the date that a permanent Chief Financial Officer has been appointed and a performance bonus opportunity of $150,000, which will be tied to the achievement of certain milestones while he serves as the Interim Chief Financial Officer. In addition, Mr. Pierson may receive a one-time lump sum cash payment of $250,000 if Mr. Pierson is not selected as the permanent Chief Financial Officer and stays with the Company to assist with the transition of the incoming Chief Financial Officer.

The foregoing is a summary description of certain terms of the Consulting Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Consulting Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Ms. Garbrick’s departure was a termination without cause, which meets the definition of an “Involuntary Termination” under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), in which Ms. Garbrick is a participant. Under the Severance Plan and subject to Ms. Garbrick’s execution and nonrevocation of a general release of claims, Ms. Garbrick is eligible to receive certain payments including a Severance Payment and Healthcare Assistance Payment (in each case, as defined in the Severance Plan) and up to $20,000 in outplacement services. The restrictive covenants agreement entered into between Ms. Garbrick and the Company on May 27, 2022 (the “Restrictive Covenants Agreement”) includes a perpetual obligation to keep confidential information and trade secrets, provisions covering obligations with respect to non-competition, non-solicitation of employees and customers and non-disparagement, each of which apply to Ms. Garbrick for 18 months following her separation.

Item 7.01. Regulation FD Disclosure.

On May 20, 2024, the Company issued a press release announcing the appointment of Mr. Pierson. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit
10.1	Consulting Agreement, by and between the Company and Mr. Pierson, dated May 20, 2024.
99.1	Press Release dated May 20, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: May 21, 2024	By:	/s/ Shawn Stewart
	Name: Title:	Shawn Stewart Chief Executive Officer